Exhibit 18.1
[KPMG LLP Letterhead]

December 6, 2018
United Natural Foods, Inc.
Providence, Rhode Island
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of United Natural Foods, Inc. (the Company) for the thirteen week period ended October 27, 2018, and have read the Company’s statements contained in note 1 to the condensed consolidated financial statements included therein. As stated in note 1, the Company changed its method of accounting to reclassify changes in book overdrafts from financing activities to operating activities in the consolidated statement of cash flows. The Company states that the newly adopted accounting principle is preferable in the circumstances because the Company’s book overdrafts do not represent bank financings but are similar to trade payables at the end of a reporting period. As such, presenting changes in book overdrafts within operating activities eliminates cash flows from financing activities that are not representative of actual borrowing and repayment activity. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to July 28, 2018, nor have we audited the information set forth in the aforementioned note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/s/ KPMG LLP